Exhibit 99.1

News Release

Hi-Crush Inc. Announces Rescheduled 2020 Annual Stockholder Meeting Date, Intention to Hold Virtual Meeting

HOUSTON, March 27, 2020 - Hi-Crush Inc. (NYSE: HCR), or the "Company," today announced that in consideration of ongoing concerns surrounding the COVID-19 pandemic, and uncertainty surrounding the duration of certain travel and gathering restrictions, the board of directors of the Company (the "Board") has elected to hold the Company’s 2020 Annual Meeting of Stockholders (the "2020 Annual Meeting") on Friday, May 22, 2020 in a virtual meeting format only. The Board had previously announced an expectation to hold the 2020 Annual Meeting on Wednesday, May 20, 2020, but has determined to reschedule the 2020 Annual Meeting to Friday, May 22, 2020 in order to accommodate the virtual meeting format. Instructions on how to participate in the virtual meeting will be specified in the Company’s proxy statement for the 2020 Annual Meeting.

The stockholder proposal deadlines for submitting proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and for submitting notices of nomination or other business pursuant to Section 2.10 of the Company’s Bylaws have passed.

About Hi-Crush Inc.

Hi-Crush Inc. is a fully-integrated provider of proppant and logistics services for hydraulic fracturing operations, offering frac sand production, advanced wellsite storage systems, flexible last mile services, and innovative software for real-time visibility and management across the entire supply chain. Our strategic suite of solutions provides operators and service companies in all major U.S. oil and gas basins with the ability to build safety, reliability and efficiency into every completion.

Investor contact:
Caldwell Bailey, Manager, Investor Relations
Marc Silverberg, ICR
ir@hicrushinc.com
(713) 980-6270